Exhibit 99.2

Insituform Technologies Inc.
Moderator:   Joe Burgess
October 26, 2010
8:30 a.m. CT

Operator:
Good day, ladies and gentlemen, and welcome to the Insituform third-quarter 2010 earnings conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session and instructions will follow at that time.  If anyone should require assistance during the program, please press star then zero on your touch tone telephone.  As a reminder, this program is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly-comparable GAAP measures, and reconciliation to GAAP results, will be available on our website, Insituform.com.

During this conference call, we'll make forward-looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty of updating forward-looking statements.  Please use caution and do not rely on such statements.

Now, I'll turn the call over to Insituform's President and CEO, Joe Burgess. Please go ahead, sir.

Joe Burgess:
Good morning and thank you for participating on Insituform's call for third-quarter 2010 results.  Joining me on today's call are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; and Chuck Voltz, Senior Vice President, North American Rehabilitation.

As has been our convention, I'll make a few remarks discussing the quarter and year-to-date performance, as well as update you on relevant market information impacting our business units.  We will then try to spend the balance of the time available responding to your questions.

So, let me start with the highlights.  Earnings per share from continuing operations of 48 cents a share, representing a 60 percent improvement over 2009, net income of $18.8 million, representing a 106 percent improvement over 2009.  Revenue increased by almost $38 million to just under $240 million, up 19 percent from last year.  Energy and Mining, up 47 percent, and North American Sewer Rehabilitation, up 13 percent, led the growth.

Backlog of $454 million was down 2 percent year over year and 4 percent sequentially from the second quarter.  The bid table continues to be robust, however, across all markets, with the exception of India and parts of Europe.  Energy and Mining continued on a pace to produce earnings that are greater than 20 percent accretive.  All three business units performed well, driving operating income $10 million higher than 2009 performance.

Overall, a solid quarter that is reflective of the higher earnings potential of the business.  However, performance in several areas remained suboptimal, and as such, we believe we can drive improved performance in the near term.

Turning to the business units, North American Sewer Rehabilitation improved operating income for the quarter by $1.7 million, or just over 16 percent.  Year to date, operating income has increased by $3.5 million, or just under 14 percent.

Unfortunately, gross margin performance of 22.4 percent for the third quarter and 23.1 percent year to date is approximately 10 percent below last year's performance and has left operating margins essentially flat, despite the solid revenue growth.  Obviously, we've spent considerable time studying this performance and can only conclude that our execution has been suboptimal.

As we've reported throughout the year, we have taken some write-downs related to legacy project issues, primarily in Hawaii.  However, what we call our cost of quality has increased significantly during 2Q and 3Q, and that has driven gross margins lower.

The cost of quality issues have driven NAR – have driven down NAR margins by 230 basis points year to date. Eliminating these execution errors will return NAR margins to the expected mid-20s level.

What's different from 2009 to 2010?  We've identified several areas that are contributing to the challenge of optimizing our North American business.  The first is sheer volume.  Since the end of 2008, we've added eight install crews for a total of 72, which represents a 16 percent increase.

Additionally for 2010, despite our best efforts, average order size has declined 21 percent to $330,000.  This decline in order size has added an additional 260 projects to our network, further straining our project management organization.

I think the second issue overall is people.  As I've spoken previously, we've been working hard to upgrade the talent in our project management and engineering organizations.  More than 30 percent of the organization is essentially new, less than two years in grade.  So it is fair to say that we are experiencing some growing pains in the organization after not growing for many years.

However, we believe that we have the right training, monitoring, and commercial management processes in place to improve for the fourth quarter going forward.

Setting the gross margins aside, it is still a fact that this is the most – this is – we are on pace to have the most profitable year in NAR's 40-year history.  Crew levels are high.  Crew utilization has improved from 6,400 linear feet a month in 2008 to 7,380 linear feet a month year to date in 2010.  This 15 percent increase has allowed us to expand our average revenue per crew metric by 9 percent since 2008, despite negative trends in diameter mix relationships.

Our manufacturing and logistics platform continues to excel.  Year-to-date operating margins are at 40 percent.  And we continue to grow our third-party tube sale business and expect to achieve $3 million in operating profits during 2010.

Backlog remains historically high at $185 million.  While this level is essentially flat with 2009 levels, recall that we have added 16 percent install capacity during this timeframe, meaning that acquisitions are keeping pace with our growing revenue appetite.

So while we are mildly disappointed with the mix of legacy and current execution issues and their impacts on margins, we believe these issues are being corrected and that NAR is positioned to continue its profitable growth.

Our European Sewer Rehabilitation business continues to struggle with lower revenues due to across-the-board sluggishness in the European economies.  Additionally, we have very little activity in Eastern Europe, which has traditionally driven tube market and higher profitability at our German wet out facilities.

Given this revenue picture, the business has done well to improve upon 2009 results by $268,000 for the third quarter and $476,000 for the full year at the operating income level, this despite a year-over-year 17 percent drop in revenue.

We are seeing the full benefit of the operating cost reductions that we implemented at the end of 2009.  We are starting to see some increased bid activity in the UK and maintain a strong market position in Holland.  German backlog is also strong.  We have implemented a glass line at our manufacturing facility and are currently testing this product in Germany, where glass liners have gained increasing share versus felt liners.  We should be in position to compete in this market in 2011 and we continue to expect Europe to meet our profit expectations for the year.

In Asia, we continue, unfortunately, to wait on India.  Financial performance was modestly improved on lower revenue.  Year-to-date operating earnings, of course, are significantly lower year over year due to the large Indian project write-down in the first-quarter.

I'll speak about India in a moment, but I want to note that our business units in Hong Kong, Singapore, and Australia have had very strong years.  Overall backlog in Asia is essentially flat with 2009, even though we have booked little work in India while working down our large projects.  Significant orders in all of the other three markets have offset the drawdown in India.

Additionally, margin performance in these and our tube business have been very respectable.  Gross margins for these units, excluding India, are 36.5 percent year to date.  All of these businesses are on track to produce strong fourth quarter results as well.

So, let's spend a moment on India.  Financial performance was essentially breakeven for the quarter as we continue to work to complete our initial orders.  I believe that our execution capability, developed jointly with our partner SPML, is ready and capable to tackle this market.

But in short, we continue to be frustrated by the inability of the Indian municipal sector to release projects.  As I've mentioned before, we've taken the deliberate step of working to create trenchless-specific bids that tighten technical and commercial parameters relative to the open tender projects awarded to us in late 2007 and early 2008.  While this will certainly help us avoid the issues we faced during the first quarter, it also is creating these – these more rigorous procurements have seemingly paralyzed our client in Delhi as they struggle with maintaining fairness for these more complex projects.

Having spent last week in Delhi, I believe that we are making progress, however.  The recently completed Commonwealth Games should certainly allow for the government to return to a more normal pace and hopefully put these projects into the market shortly.  And as I mentioned at our last quarter's call, we currently have line of sight towards projects totaling $70 million to $75 million in the marketplace and believe that we are well positioned to capture this work when it is released.

i-Blue® failed to build on its backlog success in the second quarter, but continued to build its operating resume with successful installations.  We completed projects in Illinois and Canada in September, and have a good order book for the fourth quarter.

While we expect to finish the year around $16 million to $17 million in revenues and with a modest operating loss for the year against original targets of $30 million and modest profits, we have made great strides in advancing our operating capability and market acceptance of the product.  We also have a much better understanding of the broader market needs and we will be factoring that into our future growth strategies for this segment.

Our Energy and Mining segment had a very successful quarter, contributing $11.7 million in operating income, as all operating units performed well during the quarter.  Year to date, this segment has contributed $28.8 million in operating income, a 190 percent improvement over last year.

UPS continues on pace for a record 2010.  Continued strong performances in North America and South America have offset some work release delays in Mexico and Australia.  The business units should close the year strong and, with a near-record backlog position, should be able to accelerate growth in 2011.

Corrpro continues to be the steady Eddie of the group, growing revenue and maintaining margin and backlog in their markets.  While they rarely get an opportunity to capture big awards and announcements, the business continues to build share in North America.

We have turned our focus on expanding the Corrpro footprint into the Middle East and Asia.  Corrpro recently had a key cathodic protection contract extension in Kuwait, which will help support our expansion plans.

Bayou continues to enjoy a strong year.  Third-quarter operating income was over $5 million higher than the previous year.  The business unit continues to benefit from strong performance in its New Iberia coating operations and near sold-out conditions at our Baton Rouge coating joint venture.  These conditions will continue into the fourth quarter.

Canadian coating operations had a strong quarter, and we expect to exceed our first-year expectations for that business.  We're also bidding our first installation projects, and hope to augment our coating revenues in the near future.  We also continue to see strong profits from the double-joint welding investments that we made earlier in the year.

Markets, on balance, remain strong, although continued uncertainty in the Gulf of Mexico as offshore drilling regulations remain uncertain could cloud pipeline spend for 2011.  This is somewhat offset by the strong investment profile in the Canadian oil sands.  We expect to grow significantly as this key production area builds out.  And we'll be looking to expand our service profile in this important market.

We're happy with our results for the quarter as, despite some performance and market issues, we were able to deliver solid financial results.  We believe our business is positioned for a strong fourth quarter, and so we confirm our guidance of $1.50 to $1.55 per share for 2010.

Thank you for your time and continued interest in Insituform, and we'll be happy to take your questions.

Operator:
Ladies and gentlemen, if you have a question at this time, please press star then one on your touch tone telephone.  If your question has been answered and you would like to remove yourself from the queue, please press the pound key.  Our first question comes from the line of Arnie Ursaner, CJS Securities.

Arnie Ursaner:
It's Arnie Ursaner from CJS Securities.  My question relates to your North American sewer rehab segment.  While revenues were fairly close to my view, your margin was materially below our view, plus materially below last year.  You highlighted a couple of execution issues and a why.  Could you expand a little bit on what those factors are and what actions you're taking to fix it?

Joe Burgess:
Well, we talked about this a little bit in the second quarter.  I'd say roughly half of the issues are what we'd call legacy items, projects that were bid in either early to mid sometime in 2008, maybe early 2009.

These were projects that were just submit as bid, most of it in Hawaii, most of it not understanding at the time either the bypass requirements or other requirements that the client had, which basically extended the schedules on those jobs and added costs to the jobs.

So we took some pretty substantial write-offs early in the year that dampened our margins.  More recently, we've had some recent projects where, for a variety of reasons, we've either had some tube failures that could be either a premature exotherm, a variety of reasons, wrong tube for the job despite past calculations, et cetera, and as I addressed, that's a mix of having a substantial amount of new crews in the field, some turnover in our project management organization, and those types of issues.

Arnie Ursaner:
Second question, if I could, relates to your European sewer rehab margins.  Revenues there were, again, quite a bit less than we were looking for, but yet margins were much better.  Did you have any contracts that came to a wrap-up where you had some one-time positive benefits that affected margin?

Joe Burgess:
No, not really.  I guess if I – just to expand on the issue in the U.S., one of the points that we do want to make is we do not see – and I guess one of the reasons we're talking about our own execution errors is we don't see price drivers in the market that should not allow NAR to return to the 25 percent, 26 percent margin percentage that we saw last year.

On the European business, there's nothing specific there.  I think the business has done a really good job of cleaning out some bad performance early in the year in France.  Revenues have been down, as I've suggested, but the work is – work in the UK has been at very high margin.  Our business in Holland, which has traditionally been a high-margin business for us, has continued to sustain those margins.  Our business in Spain has worked – has also worked at pretty good margins.

There's just been not nearly the project activity, with the exception of Germany.  The German market, which I think traced – trails the – or matches the economic condition in Europe, has been pretty robust.

Operator:	Thank you. Our next question comes from the line of Jonathan Ellis, Bank of America. Your question please?

Jonathan Ellis:
Just returning to North America, Joe, can you give us a sense at this point, the percentage of revenue coming from – still coming from legacy projects that have not – where there haven't been any write-downs yet?

Joe Burgess:	I think we found the bottom there early in the third quarter. David, you might have a different view, but I know we are finished in Hawaii.

David Martin:	Hawaii is complete.

Joe Burgess:	So, I think – I guess I'm saying with Hawaii being complete, I believe we're finished with that. Chuck Voltz is on the line. If he knows of something else, he can speak.

Chuck Voltz:	Joe, that's exactly right. Nothing more to offer on that end.

Jonathan Ellis:
So just to be clear, then, that going forward to the extent that there is any continued margin drag, that would be more tied, Joe, to the other issues that you discussed in terms of newer people in the field, tube failures, not really write-downs on legacy projects?

Joe Burgess:	That's correct.

Jonathan Ellis:	Did resin and fuel costs play a role at all this quarter? Was that a factor at all in the margin drag?

Joe Burgess:
You know, Jonathan, resin and fuel cost is certainly up year over year.  David can certainly color that for you, but when we look at the pricing and the pricing that we were able to achieve on bids that we win, we think that the – we think that we've been successful in capturing those price increases.

And so, that's really why we're not kind of putting that out there as reasons for the margins – for the margin issues because we don't think that's driving  the margin to hurt us.  We think we've been pretty successful in pushing that through in our pricing to our clients, and I guess the other thing I'd add is the market itself seems to be doing that as well.  Just meaning that we don't seem to see – we don't think our competitors are of a mind to swallow those commodity price increases either.  So, that's why it's not on our list.

Jonathan Ellis:
That's helpful.  Just turning your attention quickly to the energy business, you talked a little bit about, I think referenced in the press release, a lull in some large-diameter projects.  Can you give us some sense as to how – is that expected to be a lull that extends through the holiday season and doesn't pick up again until the first quarter of next year?  And then, also, just a rough sense, if you can, on the margin difference between larger-diameter and smaller-diameter projects.

Joe Burgess:
The lull that we potentially see in larger-diameter projects is really a 2011 issue.  Bayou New Iberia certainly has a good order book for the fourth quarter, and we feel very good about capturing some larger-diameter work that will fill us out for the first part of next year.  After that, there are some projects on the books that we would certainly like to see them a little bit firmed up in the onshore large diameter.

Of course, the small-diameter market is smaller, and we see increased bid activity there, but it brings neither the volume nor the margins there.  So, but we don't think that that impacts 4Q or early 2011.  It's really a later in 2011 issue.

Of course, the tandem issue with that is Bayou has traditionally been a very strong participant in the offshore market, which has kind of dried up really since late 2006, early 2007.  It was expected to return later this year, but certainly have a pretty robust capital spend in 2011, and much of that has been delayed while the industry evaluates the impacts of the new offshore drilling regulations.

Jonathan Ellis:
OK.  I guess the – question, sort of on a follow-on, would be if we look at the energy and mining business in the quarter, revenue was up but yet gross margins were flat, quarter over quarter.  And I'm just trying to get a sense, was there something that created a drag in the third quarter from a margin perspective in the energy and mining business that could possibly flow through to future quarters?

Joe Burgess:	Were there any significant events? No. There is nothing out there. Corrpro margins were kind of as they were expected.

You know, UPS margins, I think, were good.  They probably could've been a little better.  I referenced we had some work release delays on the Poza Rica contract in Mexico that suppressed our margins down there, based on – just based on some issues with Pemex.  And we've had some delays on offshore projects, particularly of Sino Iron in Australia.

You can kind of – if you do some investigation on that project, there is a rapidly developing argument between the general contractors, and we are a sub to them, with some of the GCs being suspended off-site by the owner.  So, we were expecting some delays on that project, although we're three, four months into our nine-month contract.  So once that gets sorted out, we think we'll be able to finish it in short order.

But anyway, the near-term effect of that in the third quarter is a little more fixed cost, spending on those jobs. But nothing either tremendously substantial or long term in nature in our view.

Jonathan Ellis:
Then just turning your attention quickly to the European business, Joe, you said profit – you should be able to meet your profit expectations for Europe in 2010.  Could you just share with us what that expectation is?

Joe Burgess:	It was significantly up in the fourth quarter. David, you might – can you color that for him?

David Martin:	In terms of the profitability improvements?

Joe Burgess:	Yes.

David Martin:
We certainly think that European rehab revenues are going to be up close to 20 percent greater than what we saw this quarter, with good margins.  And so, you can do the math on that in terms of what operating profitability permits you to see.

Jonathan Ellis:
OK.  Then just in Asia, quickly, based on what you know today, do you still expect $70 million of revenue for the year or is that being scaled back because of the project release issues in India and Hong Kong?

Joe Burgess:
Yes, I think we're going to end up in the – probably in the high 50s for the year.  Just because we're not seeing the work releases in India, and if it happened tomorrow, we'd have to – we'd have to bid it, get selected, argue with half of Delhi, and then get started on the work.  So, it's pushing the revenue that we had really expected in the back half of the year really starting to ramp up in 2011.

Jonathan Ellis:	Can you just remind us; you referenced $70 million to $75 million of revenue opportunities in India? Is that actually what you have won or is that what you're bidding on?

Joe Burgess:	That's what we're bidding on. But they are projects that we've been heavily involved in the design and the scoping of, so we feel pretty good about our prospects.

Jonathan Ellis:	Then just my final question …

Joe Burgess:	I should add that almost 30 of that is represented by the projects that we had canceled that were previously awarded and are going to be rebid.

Jonathan Ellis:
And then just my final question, on these – based on the rebids that you just referenced, would you anticipate that gross margins in the Indian projects, once they get ramped up, would be materially, you know, different than the 36.5 percent gross margin you referenced for the other countries in the third quarter ex-India?

Joe Burgess:	They won't be that high. Our – we certainly would hope that those – I think you're talking about NAR-type margin.

Jonathan Ellis:	Yes, OK. Thank guys.

Operator:	Thank you, our next question comes from the line of Eric Stine from Northland Securities. Your question please?

Eric Stine:	Hi everyone. Thanks for taking the questions. I was wondering if we could first, just bookkeeping, could you just give us revenues and gross profit for Bayou and Corrpro?

David Martin:	This is David. For the fourth – for the third quarter, Corrpro, $54 million with gross profit of $17 million, and then Bayou, almost $30 million – $29.7 million with $7.9 million of gross profit.

Eric Stine:	OK, and then can – just a little color on the gain that you had in the quarter. Was that similar to last year just related to the Bayou earnout provision?

David Martin:
Yes, similarly to last year, there were EBITDA targets that were set up when we originally bought the Company, and – based on status quo business when we bought it, and as a result of evaluating their overall achievement for the year, we determined it wasn't achievable this year and reversed it accordingly.

Eric Stine:
And maybe just turning to North American sewer, it sounds like you're through the legacy issues, project issues, now you're into kind of the growing pain issues.  Any thoughts on the kind of a target or the way you think about timing getting back to the mid-20s for margins?

Joe Burgess:
Yes, I think you'll – I mean, I think we'll see that start to go in a positive direction in the fourth quarter.  Again, Chuck Voltz is on the phone, so he can speak up if he disagrees.  But we certainly expect it to go in a positive direction in the fourth quarter.  The first quarter is always a lower volume month, just from weather.  So, that's typically not the best quarter from a gross margin standpoint.  But then, we are very positive about where that margin will go from there.

Eric Stine:	But you're thinking of it as kind of a mid- to late 2011?

Joe Burgess:
No, I think you're going to see – I think we'll see positive improvement in Q4 and I would certainly think we'll see positive improvement in Q1 over what we did this year.  And then, hopefully by the second quarter and the third quarter of next year, which are traditionally higher volume, higher margin months, we'll be back on track.

As you guys have pointed out, and as we've answered, the – these legacy issues are behind us.  So it's really on our ability to do – to get this project management organization running the way we want it to.

Eric Stine:
OK, that's helpful.  Then just turning to Asia-Pacific, you've touched on India and the issues there, and your release talked about some project timing issues in Hong Kong.  Just any color on that.  And then, also, just the additional opportunities you see in China, Malaysia, and the Philippines.

Joe Burgess:	I talked about some timing issues related to UPS in Australia. But we have not had any timing issues in Hong Kong that I'm …

David Martin:	Just on the water project. We've only had a little bit of delay on water project …

Joe Burgess:	Not really impacting our overall ability to perform.

In terms of the markets, Hong Kong is Hong Kong.  They basically release – they go basin to basin and do two and three programs.  We won and announced a substantial award within; I forget what it's called, basin D or something like that.  And so, we'll be executing – have started that work and we'll be executing on that for the balance of 2010 and 2011.

Singapore is in the throes of a $300 million program that they really launched in late or mid-2009.  We've won a mix of work where we act as a direct contractor.  We've also won quite a bit of work where we are a sub to a GC, just doing the CIPP work, and of course we're selling a significant amount of tube in there.

And so we've built our backlog nicely, as I said in my prepared remarks.  The combination of awards in Hong Kong and Singapore, and continuing to grow our business in Australia, has really made up for the fact that we have not – we've only picked up very small awards in India throughout the year.

In Australia, we continue to work on our main project in Sydney.  We've been active in bids around Sydney, have – feel like we'll be successful near term in capturing work in Brisbane, and been active bidding projects in Melbourne as well.

And again, have been growing the backlog, and when you – the blended return, as I've stated, on those three markets, when you back out India, is very attractive.  And the issue is – we've discussed this before, though, is to get to kind of the growth that we want overall in that geography, we need to get a – we need to get a consistent bid table in India.

Eric Stine:	OK. But as far as the – I think you said – did you say high 50s for Asia-Pacific for the year?

Joe Burgess:	Yes.

Eric Stine:	OK, I mean, but your confidence there – I mean, you've got pretty good visibility into projects, and that's based on projects, such as the one in Australia, that you're working on now?

Joe Burgess:	Yes, we don't have to win any more work to do that …

Eric Stine:	Just one last question. Just CapEx, can you update us on the plan for the year? I think previously you've said 30, and I think you're pretty close to that through nine months.

David Martin:	Yes, the Q4 CapEx will be a little bit lighter than what we saw in Q3. Expect it to be around six. So, we will probably be between $34 million and $35 million for the year.

Eric Stine:	OK. Thanks guys.

Operator:	Thank you. Our next question comes from the line of Jeff Beach from Stifel Nicolaus. Your question please?

Jeff Beach:
Good Morning Joe.  Could you give us an update on the stimulus work, whether there is still business out there that's being bid?  And then, on the number of programs that have been initiated in communities, do you see a large percentage of these programs continuing past the stimulus funds and can you give us any quantification of that?

Joe Burgess:
We really don't – we think the stimulus is finished.  I think I said – as I said last month, early on we felt like that would be a bigger event than it turned out to be for us.  It had a lot of momentum and a significant amount of projects really starting from maybe late spring of 2009 through the balance and early part of this year.  It looks like about $115 million, $120 million event to us, all in.

We early on in the stimulus had visibility at about $175 million, $180 million, but for a variety of reasons projects dropped off, communities decided not to implement them, or they didn't get approved for whatever reason.

Now, as I've said before, we didn't chase every stimulus project that was out there.  Trying to look at – we were trying to look at opportunities for the stimulus that were using the stimulus where we felt like those dollars would be incorporated into rate systems such that they would sustain and continue to spend capital.  We'll have to see if overall that's the case.

We feel like the market overall, though, is still pretty robust.  So, while certainly some of our accelerated growth this year, the top line for NAR is stimulus related, as it was last year, we think the market will continue – it looks to us like the market will continue to grow into 2011.

Jeff Beach:	On the water side, where I think you've had a number of pilot projects out there through some or maybe much of 2010, what's your best idea of why project awards are being delayed?

Joe Burgess:
My sense of it is that's kind of where we're seeing reduced municipal spending.  We've had a couple of project awards – Chuck could give you some details on these – that were awarded that have been canceled.

We are seeing project delays.  We are seeing project delays across a number of communities.  We had targeted some pretty significant work in the Southwest that seemed stalled at the municipal level.  So, while – when we can get in and get a pilot, when we can bid the work and execute the project, the – there's been very, very broad acceptance and enthusiasm for the project, but there just are not nearly the number of projects being let.  Chuck, can you add any color to that?

Chuck Voltz:
I guess, Joe, we've seen a lot of activity up in Canada, particularly in Quebec and over in Edmonton, projects in Illinois, down in Florida, Texas, California, Arizona, so we're seeing those kind of opportunities, as you stated there, but some of the projects that we currently have in backlog are being pushed due to clients having other priorities or the general contractors are not ready for us to activate on those projects right now.

Joe Burgess:	The other thing we're seeing in the market, and I kind of addressed this when talking about NAR is people – clients tend to be wanting to take smaller bites at projects.

We had a fair amount of success in 2009 and late 2008 in bundling projects together to get to larger scopes, and that's been a struggle in 2010.  And the only real reason we can attribute to it is these budgetary concerns where people – where communities maybe don't want to bite off $2 million.  They want to do $350,000 worth of work.  And there seems to be that dynamic in the marketplace, which certainly adds to our transaction volume.

Jeff Beach:	Thank you. The last question, you talked a little bit about the outlook for Bayou and Corrpro. Can you talk about the outlook going into 2011 at UPS?

Joe Burgess:
Very, very strong.  UPS has been probably over $50 million in backlog for the last three quarters, I want to say, and the Canadian market looks good.  The U.S. market has been good.  South American market in Chile and Argentina has been very strong, started to work our first few projects in Brazil during 2010.

I talked about the Australian project, which is delayed.  But we – it looks like it's going to see some delays, but that's going to be an attractive project for us, and we think there is follow-on work there.

And UPS is starting to punch through in the Middle East.  They had a couple of project awards this year that we think we'll be able to expand in 2010.  Finally, we think making some progress with Saudi Aramco to get Tite Liner® more extensively specked into capital investments over there, and there are some other large projects in that part of the world that I think will allow them to accelerate their growth in 2011 to achieve another record year for that business.

Jeff Beach:	And just finally here, on the delays in Australia, do you have a sense, a guess, as to when your UPS projects might move ahead in Australia?

Joe Burgess:
My guess, looking at the rhetoric that's flying around between the people up the food chain in terms of contractors, is that that project will probably be stalled through the end of the year, and it will probably take it until the first quarter of next year.

Although in terms of where we thought UPS would end up for the year, again, they've got more than enough work.  So, the crew capacity that we had devoted to Australia will simply be devoted to other work.

Jeff Beach:	Thank you.

Joe Burgess:	Thank you.

Operator:	Thank you. Our next question comes from the line of John Quealy from Canaccord. Your question please?

Mark Segal:
Good morning, it's Mark Segal for John.  Was just wondering if you could talk a bit about visibility in NAR?  And can you give any color as to how you feel the business is optimized on a go-forward basis from a crew quality and utilization standpoint, particularly given expectations for some strength in the bid environment in Q4?

Joe Burgess:
I tried to give you a sense of that in some of my remarks.  The crew efficiency and the revenue per crew has actually expanded.  It expanded nicely in NAR, even in the face of kind of continued significant levels of small diameter, which tends to be bid at lower pricing and drives those revenue figures down.

So the crew productivity, crew utilization, crew profitability per crew is not the metrics that's an issue here.  These are largely either execution, again, where, as I said, we've had some instances where we've – just exothermed a tube or – we talked about the legacy issues or logistics issues, getting tube there, or misestimating jobs or not getting change orders documented such that we can recapture the cost.

But it's not issues around our productivity of getting a tube in the ground once we get the conditions set in the field.  And that's why, frankly, we believe that they will be fixed in short order because it's not a function of us being unable to perform the work.

Mark Segal:	And then, just on the energy and mining side, can you tell us what the quarterly contribution was from the large projects at Bayou?

Joe Burgess:
I don't think we have them broken down by – we don't have them broken down by project.  We can certainly – I don't know if we have it here, but we can certainly look at some of the subsidiary businesses and give you those contribution figures.

Mark Segal:	And then, perhaps just backlog level at Bayou and Corrpro?

David Martin:	Corrpro backlog at the end of the quarter was $62.8 million. Bayou, $40.6 million.

Mark Segal:	Sorry, Bayou – you broke up. Forty point?

David Martin:	Forty-point-six million dollars.

Mark Segal:	Great. Thanks a lot.

Joe Burgess:	UPS is $52.9 million, just to round out …

Mark Segal:	OK.

Operator:	Thank you. Our next question comes from the line of Ryan Connors from Janney Montgomery. Your question please?

Ryan Connors:
Great, thank you.  A couple of questions this morning.  First on the – just going back to the energy and mining side; obviously, the results there have been phenomenal, and you sound very constructive on the outlook as well, and you're talking about a record year this year, maybe another record year next year in some of those business lines.  What about capacity there?  Is that – will those businesses or one or more of them start to run up against their capacity?  And if so, would there be plans to expand capacity there?

Joe Burgess:	It really depends, Ryan, on what happens. It's kind of like – in terms of what they're doing.

If the Gulf of Mexico investment returns pretty quickly, you would see us expand probably into some insulation product lines.  And that would probably – we'd have to do that pretty quickly so that we could be positioned to take advantage of that offshore stuff.  The offshore stuff tends to be smaller diameter because you can't do large diameters under water just because of pressures, and so we had plenty capacity just on the basic coating side.

Where we tend to get capacity limited in, particularly in New Iberia, is when we get a lot of large-diameter work mainly onshore. So …

Ryan Connors:	OK, so it sounds like, based on your current outlook, you don't see capacity as a limiting factor, at least in the near term, in terms of your ability to participate in the upside and the end market.

Joe Burgess:	I do not. Then I …

Ryan Connors:
And then a related question, just on business continues to draw pretty good cash.  The cash is, I guess, what, about $100 million here.  I mean, what are the priorities?  Obviously, you've established a pretty good track record here on the acquisitions.  Would that continue to be the focus or would there be other priorities for the cash?

Joe Burgess:	Priorities for the cash would be oriented towards growth.

Ryan Connors:	Growth via acquisitions or growth via internal reinvestment, or a combination?

Joe Burgess:
Both.  As I said, I think we did a bit of that this year.  Early in the year, we – earlier in the year, we – or was it late 2009, we bought the coating facilities in Canada, and that's turned into a nice piece of business for us.

I guess we plan to do about $23 million topline with nice margins.  We plan for that to grow nicely in 2011, so that was kind of an internal move.  But we are constantly looking for opportunities to expand our profile in water, to expand our profile in the linings business which are – which we believe are high-value add segments within our markets.

Ryan Connors:	Great that’s helpful. Thanks for your time this morning.

Operator:	Thank you. This does conclude the question-and-answer session of today's program. I'd like to turn the program back to Mr. Burgess for any further remarks.

Joe Burgess:	Well, I'll just thank you for taking the time and thank you for your interest, and we appreciate the questions.

Again, we feel like it was a pretty solid quarter.  We know that we've got work to do, both to certainly get – to squeeze some margin points on NAR back to where we saw it last summer, and we're certainly focused on that, hard.  Very pleased with E&M, and certainly the prospects for that business as we go forward.  And generally think that our other business segments will continue to improve as we go forward.

So we expect our earnings trajectory to kind of continue on the pace that it's at. But again, appreciate your time, and we'll be around for anybody that has a follow-up. Thank you.

Operator:	Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.

END